SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549


                                                     FORM 8-K


                                                  Current Report
                                          Pursuant to Section 13 or 15(d)
                                     of the Securities Exchange Act of 1934.




Date of Report (Date of earliest event reported) January 25, 1999

                  GENISYS RESERVATION SYSTEMS, INC.
                 (Exact name of registrant as specified in its charter)


                               New Jersey
      (State or Other Jurisdiction of Incorporation)

    1-12689                             22-2719541
(Commission File Number)               (I.R.S. Employer Identification No.)


2401 Morris Avenue, Union, New Jersey                 07083
(Address of principal executive offices)           (Zip Code)

(908) 810-8767
(Registrant's telephone number, including area code)

ITEM 2. Acquisition or Disposition of Assets

         United Internet Technologies, Inc. ("UIT")(formerly known as United Leisure Interactive, Inc.), the Company, and its wholly owned subsidiary, Netcruise Interactive, Inc., entered into an Agreement, dated as of January 25, 1999. This Agreement provides that the transaction entered into as of June 30, 1998 between the Company, UIT and Netcruise Interactive, Inc. (the "UIT Transaction") will be unwound in the event shareholders do not ratify the Company's acquisition of a technology license and certain related assets from UIT and approve the issuance of 1,100,000 shares of the Company's Common Stock and two Common Stock Purchase Warrants to UIT.

         The Company estimates that the cost to unwind the UIT Transaction will not exceed $50,000. In the event that the UIT Transaction must be undone, the following shall occur: (i) the Company shall return the technology license and the related assets to UIT; (ii) UIT will return to the Company all stock certificates received pursuant to the UIT Transaction and (iii) Mr. Brian Shuster will return the warrants issued to him by the Company and Messrs. Brian and Harry Shuster will resign from any officer or director position held by them. In addition, Mr. Brian Shuster's consulting fee shall be pro-rated to the date of his resignation and shall cease as of such date. The Company has until September 30, 1999 to obtain shareholder approval.

         In the event shareholders do not ratify the UIT Transaction, the Company intends to continue in the internet travel business and the marketing of the Company's travel consultants program on the internet with shared commissions.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

                  1. Agreement dated as of January 25, 1999.


                                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genisys Reservation Systems, Inc.
       (Registrant)


By:/s/ John Wasko, Treasurer
           John Wasko, Treasurer

DATED: January 27, 1999